Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Nos. 333-249864, 333-216946, and 333-277107 on Form S-8 and Registration Statement Nos. 333-268172 and 333-256681 on Form S-3ASR of ProPetro Holding Corp. of our reports dated March 13, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of ProPetro Holding Corp., (on which our report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of ProPetro Holding Corp. as of and for the year ended December 31, 2023.

/s/ RSM US LLP

Houston, Texas
March 13, 2024